Exhibit 10.1

EQUITY AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made by and between Cowen Group, Inc. (the “Company”), and Christopher A. White, (the “Grantee”), as of December 2, 2009.

RECITALS

WHEREAS, the Company has entered into that certain Transaction Agreement and Agreement and Plan of Merger dated as of June 3, 2009 (the “Transaction Agreement”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement, the Company has assumed all of Cowen Holdings’ rights and obligations under the Cowen Group, Inc. 2007 Equity and Incentive Plan, as amended from time to time (the “Plan”), and shall continue to maintain the Plan thereafter in accordance with its terms as amended from time to time; and

WHEREAS, in connection with and to secure the Grantee’s retention through and following the transactions contemplated by the Transaction Agreement, the Company desires to grant to the Grantee the restricted shares described herein (the “Award”), subject to the terms of the Plan and shareholder approval thereof; and

WHEREAS, the Award shall consist of a grant of restricted common stock of the Company in accordance with the terms and subject to the conditions set forth in this Agreement and the Plan; and

WHEREAS, the Grantee has accepted the grant of the Award and hereby agrees to the terms and conditions hereinafter stated; and

NOW, THEREFORE, in consideration of the foregoing recitals and of the promises and conditions herein contained, it is agreed as follows:

ARTICLE I

GRANT OF RESTRICTED STOCK

Section 1.1 - Grant of Restricted Stock.

The Award granted to the Grantee by the Company as of the date first set forth above (the “Grant Date”) consists of 68,682 shares of restricted common stock of the Company pursuant to the terms and subject to the conditions and restrictions of this Agreement and the Plan.

Section 1.2 - Restrictions and Restricted Period.

(a)           Restrictions.  The shares of restricted stock underlying the Award granted hereunder may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 1.4 below until the lapse of the Restricted Period (as defined below) (the “Restrictions”).

(b)           Restricted Period.  Subject to the forfeiture and other provisions set forth in Section 1.4, the Restrictions shall lapse, and the Award shall become nonforfeitable and transferable (provided that such transfer is in compliance with federal and state securities laws) with respect to (1) fifty percent (50%) of the Award on the second anniversary of the Grant Date and (2) the remaining fifty percent (50%) of the Award on the third anniversary of the Grant Date (collectively, the “Vesting Date(s),” and that period from Grant Date through the final Vesting Date, the “Restricted Period”).  Notwithstanding anything in the Plan to the contrary, no portion of this Award shall vest in connection with a Change in Control (as defined in the Plan).

Section 1.3 - Rights as a Stockholder.

During the Restricted Period and for so long as the Award is held by or for the benefit of the Grantee, the Grantee shall have all the rights of a stockholder of the Company with respect to the Award.  In the event of any adjustment to the Award pursuant to the Plan, then in such event, any and all new, substituted, or additional securities to which the Grantee is entitled by reason of the Award shall be immediately subject to the Restrictions with the same force and effect as the Award subject to such Restrictions immediately before such event.

Section 1.4 - Cessation of Employment.

(a)           Acceleration.  If the Grantee’s employment or service with the Employer is terminated (i) by the Company other than for Cause, (ii) due to the Grantee’s death or Disability, or (iii) by the Grantee for Good Reason, all Restrictions on the Award shall lapse and the Award shall immediately vest in full as of the date of such termination.

(b)           Forfeiture.  If the Grantee’s employment or service with the Employer is terminated either (1) due to the Grantee’s voluntary resignation (other than for Good Reason) or (2) by the Employer for Cause, then the then-unvested portion of the Award shall immediately be forfeited to the Company (and in the case of a voluntary resignation without Good Reason, such forfeiture shall occur as of the date the Grantee provided notice of such resignation), and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such then-unvested portion of the Award.

Section 1.5 - Stock Certificates.

Stock granted herein may be evidenced in such manner as the Company shall determine.  If one or more certificates representing the Award are registered in the name of the Grantee, then the Company may retain physical possession of any such certificate until the Restricted Period has lapsed.

Section 1.6 - Taxes.

The Grantee shall pay promptly upon request, at the time the Grantee recognizes taxable income in respect of the shares of the Award, the minimum amount equal to the federal, state, and local taxes the Company determines are required to be withheld under applicable tax laws with respect to the Award (the “Tax Withholding Amount”).  To the extent permitted by applicable law or regulation, the Company may allow the Grantee to elect (a) that the Tax Withholding Amount be deducted from the Grantee’s base salary in the year in which some or all of the Award vests and/or (b) that the Company distribute the vested portion of the Award net of the number of the smallest portion of the Award, in whole shares only, having a Fair Market Value (as defined in the Plan) of which is equal to the Tax Withholding Amount.

ARTICLE II

MISCELLANEOUS

Section 2.1 - Certificate; Restrictive Legend.

The Grantee agrees that any certificate issued for restricted common stock of the Company underlying the Award prior to the lapse of any outstanding restrictions relating thereto will be inscribed with a restrictive legend, in substantially the following form:

“THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER (THE “RESTRICTIONS”), CONTAINED IN AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY.  ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHERWISE, WILL BE NULL AND VOID AND WITHOUT EFFECT.”

Section 2.2 - Definitions.

(a)           “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

(b)           “Cause” shall have the meaning set forth in the employment letter agreement between the Grantee and Cowen Group, Inc. dated as of July 10, 2009 (the “Letter Agreement”).

(c)           “Disability” shall have the meaning set forth in the Letter Agreement.

(d)           “Employer” means the Company or the Affiliate of the Company that employs the Grantee following the consummation of the transactions contemplated by the Transaction Agreement.

(e)           “Good Reason” shall have the meaning set forth in the Letter Agreement.

Section 2.3 - Notice of Termination.

The notice of termination provision set forth in Section 6 of the Letter Agreement shall apply as if set forth herein.

Section 2.4 - Restrictive Covenants.

(a)           The restrictive covenants set forth in Sections 7, 8, 9 and 10 of the Letter Agreement shall apply as if set forth herein.

(b)           Non-Disparagement.  The Grantee shall not at any time, whether during the Grantee’s employment or following any termination thereof, and shall not cause or induce others to, defame or disparage the Company or any Affiliate, or the directors or officers of the Company or any Affiliate.

(c)           Compliance with Company Policies.  The Grantee agrees to comply fully with the applicable internal policies of the Company and the Employer, as applicable, as such policies may be amended from time to time, at any time, during the Grantee’s employment by Company or the Employer.

(d)           Cooperation.  The Grantee agrees to cooperate fully with the Company and the Employer at any time, whether during the Grantee’s employment or following any termination thereof, taking into account the requirements of any subsequent employment by the Grantee, on all matters relating to the Grantee’s employment, which cooperation shall be provided without additional consideration or compensation and shall include, without limitation, being available to serve as a witness and be interviewed and making available any books, records, and other documents within the Grantee’s control, provided, however, that the Grantee need not take any action hereunder that would constitute a violation of law or obligation to any third party (except to the extent such obligation arises due to any action taken by the Grantee with the intention to circumvent the operation of this Section 2.4(d)) or cause a waiver of attorney-client privilege.  Without limiting the generality of the foregoing, the Grantee shall cooperate in connection with any (1) past, present, or future suit, countersuit, action, arbitration, mediation, alternative dispute resolution process, claim, counterclaim, demand, and proceeding, (2) inquiry, proceeding, or investigation by or before any governmental authority, and (3) arbitration or mediation tribunal, in each case involving the Company, the Employer, or any of their controlled Affiliates.  In connection with the Grantee’s providing such cooperation, the Company or the Employer, as applicable, shall reimburse the Grantee for reasonable travel, lodging, and other expenses incurred by the Grantee, upon submission of documentation reasonably acceptable to the Company or the Employer, as applicable.

Section 2.5 - Injunctive Relief.

In the event of a breach by the Grantee of the Grantee’s obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Grantee acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of any of the restrictive covenants set forth in Section 2.4 herein, and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which the Grantee resides.  The Grantee further agrees that the Company and the Employer shall be entitled to recover all costs and expenses

(including attorneys’ fees and expenses) incurred in connection with the enforcement of the Company’s rights hereunder.

Section 2.6 - Offset.

In the event that the Grantee voluntarily terminates employment or if the Grantee’s employment is terminated, for any reason or no reason, the Company may offset, to the fullest extent permitted by law, any amounts of money or other property due to the Company from the Grantee, or advanced or loaned to the Grantee by the Company, from any money or property owed to the Grantee or the Grantee’s estate by the Company as a result of such termination of employment, except to the extent such withholding or offset is not permitted under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”), without the imposition of additional taxes or penalties on the Grantee.

Section 2.7 - Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby).  The Company shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under this Agreement.

Section 2.8 - Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 599 Lexington Avenue, New York, New York 10022, Attention: General Counsel, and to the Grantee at the Grantee’s home address as of the date of this Agreement or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 2.9 - Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

Section 2.10 - Amendment.

This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.

Section 2.11 - No Right to Continued Employment.

Nothing in this Agreement shall be deemed to confer on the Grantee any right to continued employment with the Employer or any Affiliate.

Section 2.12 - Section 409A.

This Agreement is intended to satisfy an exemption to Section 409A or comply with the requirements of Section 409A, and shall be interpreted accordingly.  In the event that any provision of this Agreement would cause this Agreement to become subject to Section 409A or cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void, and the Company and the Grantee agree to amend or restructure this Agreement to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.

Section 2.13 - Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings, agreements, correspondence, and term sheets of or between the Company and the Grantee with respect to the subject matter hereof.

Section 2.14 - Arbitration.

(a)           Any and all disputes arising out of or relating to this Agreement or to the Grantee’s employment with the Company, the Employer, or any of their controlled Affiliates, including any statutory claims based on alleged discrimination, shall be submitted to, and resolved exclusively by, the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures.  The arbitration shall be held in the City of New York.  In agreeing to arbitrate these disputes, the Grantee recognizes that the Grantee is waiving his right to a trial in court and by a jury.  The arbitration award shall be final and binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.

(b)           The arbitrators shall not have authority to amend, alter, modify, add to, or subtract from the provisions hereof.  The award of the arbitrators, in addition to granting the relief prescribed above and such other relief as the arbitrators may deem proper, may contain provisions commanding or restraining acts or conduct of the parties or their representatives and may further provide for the arbitrators to retain jurisdiction over this Agreement and the enforcement thereof.  If either party shall deliberately default in appearing before the arbitrators, the arbitrators are empowered, nonetheless, to take the proof of the party appearing and render an award thereon.

(c)           This Section 2.14 shall not be construed to limit the Company’s right to obtain relief under Section 2.5 (relating to equitable remedies) with respect to any matter or controversy subject to Section 2.5, and pending a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Grantee has hereunto set the Grantee’s hand on the date indicated below.

COWEN GROUP, INC.

	By:	/s/ Marran Ogilvie

Name: Marran Ogilvie

Title: Chief of Staff

/s/ Christopher A. White
Grantee: Christopher A. White

Date: December 4, 2009